EXHIBIT 2

JOINT FILING AGREEMENT

We, the signatories of Amendment No. 10 (“Amendment No. 10”) to the Schedule 13D to which this Agreement is attached, hereby agree that, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, this Amendment No. 10 and any further amendments to such Schedule 13D filed by any of us will be filed on behalf of each of us.

Dated: May 16, 2023

By:	/s/ Matthew T. Moroun, Individually
Matthew T. Moroun, Individually

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2020 Nora Moroun Trust

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2020 Lindsay Moroun Trust

By:	/s/ Matthew T. Moroun, as Trustee
Matthew T. Moroun, as Trustee of the 2020 AAM Trust

By:	/s/ Matthew T. Moroun, as Manager
Matthew T. Moroun, as Manager of Redoubtable, LLC

By:	/s/ Lindsay S. Moroun, Individually
Lindsay S. Moroun, Individually

By:	/s/ Matthew J. Moroun, Individually
Matthew J. Moroun, Individually